UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

SCHEDULE 13G

(Amendment No. 4)*

UNDER THE SECURITIES EXCHANGE ACT OF 1934

CALLIDUS SOFTWARE, INC.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

13123E 50 0

(CUSIP Number)

December 31, 2006

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐

Rule 13d-1(b)

☒

Rule 13d-1(c)

☐

Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Page 1 of 17 pages

CUSIP No. 13123E 50 0

         Page 2 of 17 Pages

  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

              ONSET Enterprise Associates II, L.P.1

  (2) Check The Appropriate Box If A Member Of A Group

(a)

(b)

X

  (3)

SEC Use Only

  (4)

Citizenship or Place of Organization

              Delaware

Number Of Shares

(5)

Sole Voting Power

-0-

Beneficially Owned

By Each Reporting

(6)

Shared Voting Power

498,079

Person With

(7)

Sole Dispositive Power

-0-

(8)

Shared Dispositive Power 498,079

  (9)

Aggregate Amount Beneficially Owned By Each Reporting Person

                            498,079

  (10)

Check If The Aggregate Amount In Row (9)  Excludes Certain Shares*

  (11)

Percent Of Class Represented By Amount In Row (9)

                            1.77%

  (12)

Type Of Reporting Person

                            PN

*SEE INSTRUCTION BEFORE FILLING OUT!

1 Voting or dispositive decisions over the shares listed in Row (9) are made by the following individuals: R. Kuhling, Jr. and T. Opdendyk.

Page 2 of 17 pages

CUSIP No. 13123E 50 0

         Page 3 of 17 Pages

  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

              OEA II Management, L.P.1

  (2) Check The Appropriate Box If A Member Of A Group

(a)

(b)

X

  (3)

SEC Use Only

  (4)

Citizenship or Place of Organization

              Delaware

Number Of Shares

(5)

Sole Voting Power

-0-

Beneficially Owned

By Each Reporting

(6)

Shared Voting Power

498,079

Person With

(7)

Sole Dispositive Power

-0-

(8)

Shared Dispositive Power 498,079

  (9)

Aggregate Amount Beneficially Owned By Each Reporting Person

                            498,079

  (10)

Check If The Aggregate Amount In Row (9)  Excludes Certain Shares*

  (11)

Percent Of Class Represented By Amount In Row (9)

                            1.77%

  (12)

Type Of Reporting Person

                            PN

*SEE INSTRUCTION BEFORE FILLING OUT!

1 Voting or dispositive decisions over the shares listed in Row (9) are made by the following individuals: R. Kuhling, Jr. and T. Opdendyk.

Page 3 of 17 pages

CUSIP No. 13123E 50 0

         Page 4 of 17 Pages

  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

              ONSET Enterprise Associates III, L.P.1

  (2) Check The Appropriate Box If A Member Of A Group

(a)

(b)

X

  (3)

SEC Use Only

  (4)

Citizenship or Place of Organization

              Delaware

Number Of Shares

(5)

Sole Voting Power

-0-

Beneficially Owned

By Each Reporting

(6)

Shared Voting Power

558,647

Person With

(7)

Sole Dispositive Power

-0-

(8)

Shared Dispositive Power 558,647

  (9)

Aggregate Amount Beneficially Owned By Each Reporting Person

                            558,647

  (10)

Check If The Aggregate Amount In Row (9)  Excludes Certain Shares*

  (11)

Percent Of Class Represented By Amount In Row (9)

                            1.98%

  (12)

Type Of Reporting Person

                            PN

*SEE INSTRUCTION BEFORE FILLING OUT!

1 Voting or dispositive decisions over the shares listed in Row (9) are made by the following individuals: R. Kuhling, Jr. and T. Opdendyk.

Page 4 of 17 pages

CUSIP No. 13123E 50 0

         Page 5 of 17 Pages

  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

              OEA III Management, L.L.C.1

  (2) Check The Appropriate Box If A Member Of A Group

(a)

(b)

X

  (3)

SEC Use Only

  (4)

Citizenship or Place of Organization

              California

Number Of Shares

(5)

Sole Voting Power

-0-

Beneficially Owned

By Each Reporting

(6)

Shared Voting Power

558,647

Person With

(7)

Sole Dispositive Power

-0-

(8)

Shared Dispositive Power 558,647

  (9)

Aggregate Amount Beneficially Owned By Each Reporting Person

                            558,647

  (10)

Check If The Aggregate Amount In Row (9)  Excludes Certain Shares*

  (11)

Percent Of Class Represented By Amount In Row (9)

                            1.98%

  (12)

Type Of Reporting Person

                            OO

*SEE INSTRUCTION BEFORE FILLING OUT!

1 Voting or dispositive decisions over the shares listed in Row (9) are made by the following individuals: R. Kuhling, Jr. and T. Opdendyk.

Page 5 of 17 pages

CUSIP No. 13123E 50 0

         Page 6 of 17 Pages

  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

              ONSET Standby Fund, L.P.1

  (2) Check The Appropriate Box If A Member Of A Group

(a)

(b)

X

  (3)

SEC Use Only

  (4)

Citizenship or Place of Organization

              Delaware

Number Of Shares

(5)

Sole Voting Power

-0-

Beneficially Owned

By Each Reporting

(6)

Shared Voting Power

-0-

Person With

(7)

Sole Dispositive Power

-0-

(8)

Shared Dispositive Power

-0-

  (9)

Aggregate Amount Beneficially Owned By Each Reporting Person

                            -0-

  (10)

Check If The Aggregate Amount In Row (9)  Excludes Certain Shares*

  (11)

Percent Of Class Represented By Amount In Row (9)

                            0.00%

  (12)

Type Of Reporting Person

                            PN

*SEE INSTRUCTION BEFORE FILLING OUT!

1 Voting or dispositive decisions over the shares listed in Row (9) are made by the following individuals: R. Kuhling, Jr., T. Opdendyk, S. Mason, L. Bottorff and M. Hilderbrand.

Page 6 of 17 pages

CUSIP No. 13123E 50 0

         Page 7 of 17 Pages

  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

              GS PEP I ONSET Standby Fund, L.P.1

  (2) Check The Appropriate Box If A Member Of A Group

(a)

(b)

X

  (3)

SEC Use Only

  (4)

Citizenship or Place of Organization

              Delaware

Number Of Shares

(5)

Sole Voting Power

-0-

Beneficially Owned

By Each Reporting

(6)

Shared Voting Power

-0-

Person With

(7)

Sole Dispositive Power

-0-

(8)

Shared Dispositive Power

-0-

  (9)

Aggregate Amount Beneficially Owned By Each Reporting Person

                            -0-

  (10)

Check If The Aggregate Amount In Row (9)  Excludes Certain Shares*

  (11)

Percent Of Class Represented By Amount In Row (9)

                            0.00%

  (12)

Type Of Reporting Person

                            PN

*SEE INSTRUCTION BEFORE FILLING OUT!

1 Voting or dispositive decisions over the shares listed in Row (9) are made by the following individuals: R. Kuhling, Jr., T. Opdendyk, S. Mason and L. Bottorff.

Page 7 of 17 pages

CUSIP No. 13123E 50 0

         Page 8 of 17 Pages

  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

              GS PEP I Offshore ONSET Standby Fund, L.P.1

  (2) Check The Appropriate Box If A Member Of A Group

(a)

(b)

X

  (3)

SEC Use Only

  (4)

Citizenship or Place of Organization

              Delaware

Number Of Shares

(5)

Sole Voting Power

-0-

Beneficially Owned

By Each Reporting

(6)

Shared Voting Power

-0-

Person With

(7)

Sole Dispositive Power

-0-

(8)

Shared Dispositive Power

-0-

  (9)

Aggregate Amount Beneficially Owned By Each Reporting Person

                            -0-

  (10)

Check If The Aggregate Amount In Row (9)  Excludes Certain Shares*

  (11)

Percent Of Class Represented By Amount In Row (9)

                            0.00%

  (12)

Type Of Reporting Person

                            PN

*SEE INSTRUCTION BEFORE FILLING OUT!

1 Voting or dispositive decisions over the shares listed in Row (9) are made by the following individuals: R. Kuhling, Jr., T. Opdendyk, S. Mason and L. Bottorff.

Page 8 of 17 pages

CUSIP No. 13123E 50 0

         Page 9 of 17 Pages

  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

              ONSET Standby Management, L.L.C.1

  (2) Check The Appropriate Box If A Member Of A Group

(a)

(b)

X

  (3)

SEC Use Only

  (4)

Citizenship or Place of Organization

              Delaware

Number Of Shares

(5)

Sole Voting Power

-0-

Beneficially Owned

By Each Reporting

(6)

Shared Voting Power

-0-

Person With

(7)

Sole Dispositive Power

-0-

(8)

Shared Dispositive Power

-0-

  (9)

Aggregate Amount Beneficially Owned By Each Reporting Person

                            -0-

  (10)

Check If The Aggregate Amount In Row (9)  Excludes Certain Shares*

  (11)

Percent Of Class Represented By Amount In Row (9)

                            0.00%

  (12)

Type Of Reporting Person

                            OO

*SEE INSTRUCTION BEFORE FILLING OUT!

1 Voting or dispositive decisions over the shares listed in Row (9) are made by the following individuals: R. Kuhling, Jr., T. Opdendyk, S. Mason and L. Bottorff.

Page 9 of 17 pages

CUSIP No. 13123E 50 0

        Page 10 of 17 Pages

  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

              ONSET Venture Services Corporation1

  (2) Check The Appropriate Box If A Member Of A Group

(a)

(b)

X

  (3)

SEC Use Only

  (4)

Citizenship or Place of Organization

              California

Number Of Shares

(5)

Sole Voting Power

-0-

Beneficially Owned

By Each Reporting

(6)

Shared Voting Power

11,880

Person With

(7)

Sole Dispositive Power

-0-

(8)

Shared Dispositive Power

11,880

  (9)

Aggregate Amount Beneficially Owned By Each Reporting Person

                            11,880

  (10)

Check If The Aggregate Amount In Row (9)  Excludes Certain Shares*

  (11)

Percent Of Class Represented By Amount In Row (9)

                            0.04%

  (12)

Type Of Reporting Person

                            CO

*SEE INSTRUCTION BEFORE FILLING OUT!

1 Voting or dispositive decisions over the shares listed in Row (9) are made by the following individuals: R. Kuhling, Jr. and T. Opdendyk.

Page 10 of 17 pages

CUSIP No. 13123E 50 0

        Page 11 of 17 Pages

  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

              Robert F. Kuhling, Jr.

  (2) Check The Appropriate Box If A Member Of A Group

(a)

(b)

X

  (3)

SEC Use Only

  (4)

Citizenship or Place of Organization

              United States

Number Of Shares

(5)

Sole Voting Power

22,979

Beneficially Owned

By Each Reporting

(6)

Shared Voting Power

1,068,606

Person With

(7)

Sole Dispositive Power

22,979

(8)

Shared Dispositive Power 1,068,606

  (9)

Aggregate Amount Beneficially Owned By Each Reporting Person

                            1,091,585

  (10)

Check If The Aggregate Amount In Row (9)  Excludes Certain Shares*

  (11)

Percent Of Class Represented By Amount In Row (9)

                            3.85%

  (12)

Type Of Reporting Person

                            IN

*SEE INSTRUCTION BEFORE FILLING OUT!

Page 11 of 17 pages

CUSIP No. 13123E 50 0

      Page 12 of 17 Pages

  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

              Terry L. Opdendyk

  (2) Check The Appropriate Box If A Member Of A Group

(a)

(b)

X

  (3)

SEC Use Only

  (4)

Citizenship or Place of Organization

              United States

Number Of Shares

(5)

Sole Voting Power

119,554

Beneficially Owned

By Each Reporting

(6)

Shared Voting Power

1,068,606

Person With

(7)

Sole Dispositive Power

119,554

(8)

Shared Dispositive Power 1,068,606

  (9)

Aggregate Amount Beneficially Owned By Each Reporting Person

                            1,188,160

  (10)

Check If The Aggregate Amount In Row (9)  Excludes Certain Shares*

  (11)

Percent Of Class Represented By Amount In Row (9)

                            4.21%

  (12)

Type Of Reporting Person

                            IN

*SEE INSTRUCTION BEFORE FILLING OUT!

Page 12 of 17 pages

Item 1.

(a)

Name of Issuer:  Callidus Software, Inc. (“Issuer”)

(b)

Address of Issuer’s Principal Executive Offices:

160 West Santa Clara Street, Suite 1500

San Jose, California  95113

United States of America

Item 2.

(a)

Name of Person Filing:

ONSET Enterprise Associates II, L.P. (“OEAII”)

OEA II Management, L.P. (“OEAIIM”)

ONSET Enterprise Associates III, L.P. (“OEAIII”)

OEA III Management, L.L.C. (“OEAIIIM”)

ONSET Standby Fund, L.P. (“ONSETSB”)

GS PEP I ONSET Standby Fund, L.P. (“GSPEP”)

GS PEP I Offshore ONSET Standby Fund, L.P. (“GSPEPOFF”)

ONSET Standby Management, L.L.C. (“ONSETSBM”)

ONSET Venture Services Corporation (“OVSC”)

Robert F. Kuhling, Jr. (“RFK”)

Terry L. Opdendyk (“TLO”)

(b)

Address of Principal Business Office:

2400 Sand Hill Road, Suite 150

Menlo Park, California  94025

 (c)

Citizenship/Place of Organization:

Entities:

OEAII

-

Delaware

OEAIIM

-

Delaware

OEAIII

-

Delaware

OEAIIIM

-

California

ONSETSB

-

Delaware

GSPEP

-

Delaware

GSPEPOFF

-

Delaware

ONSETSBM

-

Delaware

OVSC

-

California

Individuals:

RFK

-

United States

TLO

-

United States

(d)

Title of Class of Securities:

Common Stock

(e)

CUSIP Number:  13123E 50 0

Item 3.

Not applicable.

Page 13 of 17 pages

Item 4

Ownership.

		OEAII	OEAIIM	OEAIII	OEAIIIM	ONSETSB	GSPEP	GSPEPOFF	ONSETSBM
(a)	Beneficial Ownership	498,079	498,079	558,647	558,647	-0-	-0-	-0-	-0-
(b)	Percentage of Class	1.77	1.77	1.98	1.98	0	-0-	-0-	-0-
(c)	Sole Voting Power	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	Shared Voting Power	498,079	498,079	558,647	558,647	-0-	-0-	-0-	-0-
	Sole Dispositive Power	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	Shared Dispositive Power	498,079	498,079	558,647	558,647	-0-	-0-	-0-	-0-

		OVSC	TLO	RFK
(a)	Beneficial Ownership	11,880	1,188,160	1,091,585
(b)	Percentage of Class	0.04	4.21	3.87
(c)	Sole Voting Power	-0-	119,554	22,979
	Shared Voting Power	11,880	1,068,606	1,068,606
	Sole Dispositive Power	-0-	119,554	22,979
	Shared Dispositive Power	11,880	1,068,606	1,068,606

Item 5.

Ownership of Five Percent or Less of a Class

Reporting group has ceased to own more than 5% of the equity securities of the Issuer.

Item 6.

Ownership of More than Five Percent on Behalf of Another Person

Under certain circumstances set forth in the limited partnership agreements of each of OEA II, OEAIII, ONSETSB, GSPEP and GSPEPOFF and the limited liability company agreements of each of OEAIIM, OEAIIIM and ONSETSBM, the general and limited partners of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the Issuer owned by each such entity of which they are a partner.

Page 14 of 17 pages

Item 7.

Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.

Identification and Classification of Members of the Group

No reporting person is a member of a group as defined in Section 240.13d-1(b)(1)(ii)(J) of the Act.

Item 9.

Notice of Dissolution of Group

Not applicable.

Item 10.

Certification

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Page 15 of 17 pages

Date:

January 30, 2007

ONSET ENTERPRISE ASSOCIATES II, L.P.

ONSET ENTERPRISE ASSOCIATES III, L.P.

By:

OEA II Management, L.P.

By:

OEA III Management, L.L.C.

Its general partner

Its general partner

By:

/s/ Terry L. Opdendyk

By:

/s/ Terry L. Opdendyk

General Partner

Managing Director

OEA II MANAGEMENT, L.P.

OEA III MANAGEMENT, L.L.C.

By:

/s/ Terry L. Opdendyk

By:

/s/ Terry L. Opdendyk

General Partner

Managing Director

ONSET STANDBY FUND, L.P.

GS PEP I ONSET STANDBY FUND, L.P.

By:

ONSET Standby Management, L.L.C.

By:

ONSET Standby Management, L.L.C.

Its general partner

Its general partner

By:

/s/ Terry L. Opdendyk

By:

/s/ Terry L. Opdendyk

Managing Director

Managing Director

GS PEP I OFFSHORE ONSET STANDBY FUND, L.P.

ONSET STANDBY MANAGEMENT, L.L.C.

By:

ONSET Standby Management, L.L.C.

Its general partner

By:

/s/ Terry L. Opdendyk

By:

/s/ Terry L. Opdendyk

Managing Director

Managing Director

ONSET VENTURE SERVICES CORPORATION

By:

/s/ Robert F. Kuhling, Jr.

President

/s/ Robert F. Kuhling, Jr.

Robert F. Kuhling, Jr.

/s/ Terry L. Opdendyk

Terry L. Opdendyk

EXHIBITS

A:

Joint Filing Statement

Page 16 of 17 pages

EXHIBIT A

AGREEMENT OF JOINT FILING

We, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of us.

Date:

January 30, 2007

ONSET ENTERPRISE ASSOCIATES II, L.P.

ONSET ENTERPRISE ASSOCIATES III, L.P.

By:

OEA II Management, L.P.

By:

OEA III Management, L.L.C.

Its general partner

Its general partner

By:

/s/ Terry L. Opdendyk

By:

/s/ Terry L. Opdendyk

General Partner

Managing Director

OEA II MANAGEMENT, L.P.

OEA III MANAGEMENT, L.L.C.

By:

/s/ Terry L. Opdendyk

By:

/s/ Terry L. Opdendyk

General Partner

Managing Director

ONSET STANDBY FUND, L.P.

GS PEP I ONSET STANDBY FUND, L.P.

By:

ONSET Standby Management, L.L.C.

By:

ONSET Standby Management, L.L.C.

Its general partner

Its general partner

By

/s/ Terry L. Opdendyk

By:

/s/ Terry L. Opdendyk

Managing Director

Managing Director

GS PEP I OFFSHORE ONSET STANDBY FUND, L.P.

ONSET STANDBY MANAGEMENT, L.L.C.

By:

ONSET Standby Management, L.L.C.

Its general partner

By:

/s/ Terry L. Opdendyk

By:

/s/ Terry L. Opdendyk

Managing Director

Managing Director

ONSET VENTURE SERVICES CORPORATION

By:

/s/ Robert F. Kuhling, Jr.

President

/s/ Robert f. Kuhling, Jr.

Robert F. Kuhling, Jr.

/s/ Terry L. Opdendyk

Terry L. Opdendyk

Page 17 of 17 pages